UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2015

NATIONAL PROPERTY INVESTORS 6
(Exact name of Registrant as specified in its charter)

California	0-11864	13-3140364
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

80 International Drive
Post Office Box 1089
Greenville, South Carolina 29602
(Address of principal executive offices)

(864) 239-1000
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

National Property Investors 6, a California limited partnership (the “Registrant”), owns Colony at Kenilworth Apartments (the “Property”), a 383-unit apartment complex located in Towson, Maryland. As previously disclosed, effective August 28, 2014, the Registrant entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, DRA Fund VIII, LLC, a Delaware limited liability company (the “Purchaser”), to sell the Property to the Purchaser for a total sales price of $46,010,000.

As previously disclosed, on October 20, 2014, the Purchaser delivered written notice of its election to terminate the Purchase Agreement. Pursuant to its terms, the Purchase Agreement was terminated.

On February 2, 2015, the Registrant and the Purchaser entered into a Reinstatement and Amendment to Purchase and Sale Contract (the “Amendment”), pursuant to which the Purchase Agreement was reinstated. Pursuant to the terms of the Amendment, the sales price was reduced from $46,010,000 to $44,200,000, the feasibility period was extended until February 13, 2015, the closing date was extended until March 31, 2015, and the Registrant agreed to complete certain repairs and indemnify the Purchaser with respect to a casualty event that occurred at the Property on September 1, 2014. The Purchaser also agreed to deliver a deposit of $1 million to the escrow agent by February 4, 2015.

The summary of the terms and conditions of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as an exhibit.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibit

10.42      Reinstatement and Amendment to Purchase and Sale Contract between National Property Investors 6, a California limited partnership, and DRA Fund VIII, LLC, a Delaware limited liability company, dated February 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PROPERTY INVESTORS 6

By:    NPI EQUITY INVESTMENTS, INC.
Managing General Partner

By:    /s/Stephen B. Waters
Stephen B. Waters
Senior Director of Partnership Accounting

Date:    February 6, 2015